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                                                                    EXHIBIT 3

                            Amendment to Rights Agreement

          This Amendment to Rights Agreement (this "AMENDMENT"), dated as of January 16, 1998, is made by and between Station Casinos, Inc., a Nevada corporation (the "Company"), and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

          WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment.

          WHEREAS, the Company has authorized certain of its officers and directors to execute this Amendment on its behalf;

          NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. The Rights Agreement is hereby amended by deleting Subsection 1(a) thereof in its entirety and replacing such section with the following:

          "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares of the Company for or pursuant to the terms of any such plan, any Existing Equity Holders or Crescent Real Estate Equities Company, a Texas real estate investment trust and its Affiliates ("Crescent"); PROVIDED, HOWEVER, that Crescent shall be excepted from the definition of Acquiring Person only to the extent it is a Beneficial Owner as a result of the approval, execution and delivery of, or consummation of the transactions contemplated by, that certain Agreement and Plan of Merger between the Company and Crescent dated as of January 16, 1998, including, without limitation, the purchase by Crescent of the Company's $100 Redeemable Preferred Stock.


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     Notwithstanding the foregoing, no Person shall become an "Acquiring
     Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

     2. Except as expressly amended by this Amendment, the terms and provisions of the Rights Agreement shall remain in effect as they were in effect immediately prior to the date hereof.

     3.   All amendments made herein shall be effective as of the date hereof.

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer of the Company.


                                   Station Casinos, Inc.


                                   By: /s/ Glenn C. Christenson
                                     ---------------------------------
                                   Title: Executive Vice President


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                                   Continental Stock Transfer & Trust Company


                                   By: /s/ William Seegraber
                                     ---------------------------------
                                   Title: Vice President